UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of earliest event reported) January 13, 2006

ALTERNET SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	000-31909	88-0473897
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

#610-815 West Hastings Street, Vancouver, BC, V6C 1B4
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code 604-608-2540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES

Commencement of offering under Regulation D

The Company intends, under the registration exemptions available in Regulation D or Regulation S, to commence sales of up to 12,000,000 shares of its common stock at a price of $0.05 per share of common stock. There can be no guarantee that all, or any, of this offering will be sold.

Proceeds of the offering, if any, have been and will be used to fund working capital and, in particular, to fund marketing of the Company’s software products in U.S. markets. There is no minimum on this offering. No fees or commissions are payable in connection with this offering. Some proceeds of the offering have been received by the Company although issuance of shares under the offering has not begun. Subscription funds received are available to the Company as an unsecured loan prior to closing of the offering, in whole or in part.

Any shares issued as part of the offering will be subject to resale restrictions in the United States as they are unregistered securities. As a result, any subscriber wishing to sell their shares in the United States must not do so until the shares have been registered for resale or until an exemption from registration, such as that offered under Rule 144, is available.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized. Dated at Vancouver, British Columbia, Canada, this 13th day of January 2006.

ALTERNET SYSTEMS, INC.

By:	/s/ Michael Dearden
Name:	Michael Dearden
Title:	Chief Executive Officer (Principal Executive Officer)